Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

DNB FINANCIAL CORPORATION

and

S&T BANCORP, INC.

___________________________

Dated as of June 5, 2019
___________________________

ARTICLE I	THE MERGER	1
1.1	The Merger	1
1.2	Effective Time	2
1.3	Closing	2
1.4	Articles of Incorporation and Bylaws of the Surviving Corporation	2
1.5	Tax Consequences	2
1.6	Effects of the Merger	2
1.7	Parent Common Stock	2
1.8	Conversion of Company Common Stock	3
1.9	Treatment of Company Restricted Stock Awards	3
1.10	Bank Merger	4
ARTICLE II	DELIVERY OF MERGER CONSIDERATION	4
2.1	Deposit of Merger Consideration	4
2.2	Delivery of Merger Consideration	4
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
3.1	Corporate Organization	7
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	10
3.5	Reports	11
3.6	Financial Statements	12
3.7	Undisclosed Liabilities	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	15
3.11	Employee Benefit Plans	17
3.12	Labor Matters	20
3.13	Compliance with Applicable Law	21
3.14	Material Contracts	21
3.15	Agreements with Regulatory Agencies	23
3.16	Investment Securities	24
3.17	Derivative Instruments	24
3.18	Environmental Matters	25
3.19	Insurance	26
3.20	Title to Property	26
3.21	Intellectual Property	28
3.22	Broker’s Fees	28
3.23	Insurance Business	28
3.24	Broker-Dealer and Investment Advisory Matters	29
3.25	Loans	29
3.26	Customer Relationships	31
3.27	Related Party Transactions	32

3.28	Takeover Laws and Provisions	33
3.29	Approvals	33
3.30	Company Opinion	33
3.31	Company Information	33
3.32	No Other Representations or Warranties	34
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT	34
4.1	Corporate Organization	34
4.2	Capitalization	35
4.3	Authority; No Violation	35
4.4	Consents and Approvals	36
4.5	Reports	37
4.6	Financial Statements	38
4.7	Undisclosed Liabilities	39
4.8	Absence of Certain Changes or Events	39
4.9	Legal Proceedings	39
4.10	Compliance with Applicable Law	40
4.11	Tax Matters	40
4.12	Agreements with Regulatory Agencies	42
4.13	Environmental Matters	42
4.14	Broker’s Fees	43
4.15	Takeover Laws and Provisions	43
4.16	Approvals	44
4.17	Parent Information	44
4.18	No Other Representations or Warranties	44
ARTICLE V	COVENANTS RELATING TO CONDUCT OF BUSINESS	45
5.1	Conduct of Business of the Company Prior to the Effective Time	45
5.2	Forbearances of the Company	45
5.3	Forbearances of Parent	48
ARTICLE VI	ADDITIONAL AGREEMENTS	49
6.1	Regulatory Matters	49
6.2	Access to Information	50
6.3	SEC Filings and Shareholder Approval	51
6.4	Public Disclosure	52
6.5	Employee Benefit Matters	52
6.6	Additional Agreements	54
6.7	Indemnification; Directors’ and Officers’ Insurance	55
6.8	Exchange Listing	56
6.9	No Solicitation	56
6.10	Notification of Certain Matters	60
6.11	Governance Matters; Advisory Board	60
6.12	Exemption from Liability Under Section 16(b)	60

-ii-

6.13	Dividends	61
6.14	Takeover Laws and Provisions	61
6.15	Shareholder Litigation	61
6.16	Company Debt	62
6.17	Restructuring Efforts	62
6.18	Certain Policies	62
ARTICLE VII	CONDITIONS PRECEDENT	62
7.1	Conditions to Each Party’s Obligation to Effect the Closing	62
7.2	Conditions to Obligations of Parent	63
7.3	Conditions to Obligations of the Company	64
ARTICLE VIII	TERMINATION AND AMENDMENT	65
8.1	Termination	65
8.2	Effect of Termination	66
8.3	Termination Fees	67
8.4	Amendment	67
8.5	Extension; Waiver	68
ARTICLE IX	GENERAL PROVISIONS	68
9.1	No Survival of Representations and Warranties and Agreements	68
9.2	Expenses	68
9.3	Notices	68
9.4	Interpretation	69
9.5	Counterparts	70
9.6	Entire Agreement	70
9.7	Confidential Supervisory Information	70
9.8	Governing Law; Venue; WAIVER OF JURY TRIAL	70
9.9	Specific Performance	71
9.10	Additional Definitions	71
9.11	Severability	73
9.12	Assignment; Third-Party Beneficiaries	73

Exhibits

Exhibit A          Form of Voting Agreement
-iii-

INDEX OF DEFINED TERMS

Section
DNB Bank	1.10
Acquisition Agreement	6.9(a)
Acquisition Proposal	6.9(a)
Affiliate	3.28(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Balance Sheet Date	3.7
Bank Merger	1.10
Bank Merger Agreement	1.10
Bank Merger Certificates	1.10
BHC Act	3.1(a)
Book-Entry Shares	2.2(a)
Business Day	9.10
Cancelled Shares	1.8(b)
Certificate	2.2(a)
Change in Company Recommendation	6.9(e)
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company 401(k) Plan	6.5(d)
Company Articles of Incorporation	3.1(a)
Company Balance Sheet	3.7
Company Benefit Plans	3.11(a)
Company Board Recommendation	6.3(a)
Company Bylaws	3.1(a)
Company Common Stock	1.8(a)
Company Director	6.11(a)
Company Disclosure Schedules	Article III
Company Equity Plans	9.10
Company Financial Statements	3.6(a)
Company Indemnified Party	6.7(a)
Company Insiders	6.12
Company Insurance Subsidiary	3.24(a)
Company Intellectual Property	3.21(a)
Company Notice of Recommendation Change	6.9(f)
Company Policies	3.19
Company Regulatory Agreement	3.15
Company Restricted Stock Award	1.9(a)
Company SEC Documents	3.5(b)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	6.3(a)
Company Subsidiaries	3.1(b)
Section
Company Subsidiary	3.1(b)
Confidentiality Agreement	9.10
Continuation Period	6.5(a)
Contract	9.10
control	3.28(a)
Controlled Group Liability	9.10
Corporate Entity	9.10
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
EESA	3.11(m)
Effective Time	1.2
End Date	9.10
Environmental Laws	3.18(a)
ERISA	3.11(a)
ERISA Affiliate	9.10
Exchange Act	3.4
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchange Ratio	1.8(a)
FDIC	3.1(a)
Federal Reserve	3.4
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.2(a)
HSR Act	3.4
Intellectual Property	3.21(d)
IRS	3.10(k)
Knowledge	9.10
Law	9.10
Laws	9.10
Leased Premises	3.20(b)
Letter of Transmittal	2.2(a)
Lien	3.1(b)
Loan Documentation	3.26(a)
Loans	3.26(a)
Material Adverse Effect	9.10
Material Contract	3.14(a)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.7(c)
Merger	Recitals
Merger Consideration	1.8(a)
Multiemployer Plan	3.11(h)

-iv-

INDEX OF DEFINED TERMS

Section
Multiple Employer Plan	3.11(h)
NASDAQ	3.2(b)
Obligor	3.26(a)
OCC	3.4
OREO	3.20(a)
Owned Real Property	3.20(a)
Parent	Preamble
Parent 401(k) Plan	6.5(d)
Parent Articles of Incorporation	4.1(a)
Parent Balance Sheet	4.7
Parent Bank	1.10
Parent Bylaws	4.1(a)
Parent Common Stock	1.7
Parent Disclosure Schedules	Article IV
Parent Equity Awards	4.2
Parent Financial Statements	4.6(a)
Parent Preferred Stock	4.2
Parent Regulatory Agreement	4.12
Parent SEC Documents	4.5(b)
Parent Share Value	9.10
Parent Subsidiaries	4.1(b)
Parent Subsidiary	4.1(b)
parties	9.10
party	9.10
Payoff Letters	6.16(b)
PBCL	1.1
Pennsylvania Department	1.2
Permitted Encumbrances	3.20(b)
Person	9.10
Personal Property	3.20(f)

Section
Proxy Statement	3.4
Qualified Plans	3.11(f)
Real Property Leases	3.20(a)
Regulatory Agencies	3.5(a)
Regulatory Approvals	6.1(a)
Related Parties	3.28(a)
Reports	3.5(a)
Representative	6.9(a)
Sarbanes-Oxley Act	3.6(d)
SEC	3.2(a)
Securities Act	3.2(a)
SRO	3.4
Statement of Merger	1.2
Subordinated Note	6.16(b)
Subsidiary	3.1(b)
Superior Proposal	6.9(f)
Supplemental Instruments	6.16(a)
Surviving Corporation	Recitals
Takeover Statutes	3.29
Tax	9.10
Tax Return	9.10
Taxes	9.10
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Title IV Plan	3.11(g)
Trust Preferred Securities	3.1(b)
Voting Agreement	Recitals
Voting Agreements	Recitals
Voting Debt	3.2(a)

-v-

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of June 5, 2019, by and between DNB Financial Corporation, a Pennsylvania corporation (the “Company”), and S&T Bancorp, Inc., a Pennsylvania corporation (“Parent”).  Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

WHEREAS, the boards of directors of the Company and Parent have determined that it is advisable and in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the boards of directors of the Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, including the Merger, and the board of directors of the Company has resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into Voting Agreements substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement,” and collectively, the “Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law and the Pennsylvania Entity Transactions Law (collectively, the “PBCL”), at the Effective Time, the Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania.  Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2          Effective Time.  The Merger shall become effective as of the date and time specified in the Statement of Merger (the “Statement of Merger”) filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department”).  The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Statement of Merger.

1.3          Closing.  On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, on a date no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions and the continued satisfaction or waiver of all other conditions set forth in Article VII), unless another date, time or place is agreed to in writing by the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4          Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.5          Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.6          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the PBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.7          Parent Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities, each share of the common stock, par value $2.50 per share, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation, and shall not be affected by the Merger.

1.8          Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a)          Each share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for any Cancelled Shares, shall be converted into the right to receive 1.22 shares (the “Exchange Ratio”), without interest and subject to adjustment in accordance with Section 1.8(c), of validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”), it being understood that upon the Effective Time, pursuant to Section 1.7, the Parent Common Stock, including the shares issued to former holders of Company Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation.

(b)          All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by Parent or the Company (in each case, other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) held, directly or indirectly, by Parent or the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(c)           If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.9          Treatment of Company Restricted Stock Awards.

(a)          Company Restricted Stock Awards.  At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Equity Plan (each, a “Company Restricted Stock Award” that is outstanding immediately prior to the Effective Time, pursuant to its terms as of the date of this Agreement, shall fully vest and be converted into the right to receive, without interest, the Merger Consideration (less those shares necessary to satisfy applicable tax withholding) in respect of each share of Company Common Stock subject to such Company Restricted Stock Award.  Notwithstanding any provision of Article II to the contrary, in Parent’s discretion, the Merger Consideration payable pursuant to this Section 1.9(a) may be paid through the payroll of Parent, the Surviving Corporation or their Subsidiaries.

(b)          Corporate Actions.  Prior to the Effective Time, the board of directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Restricted Stock Awards contemplated by this Section 1.9.

1.10          Bank Merger.  Immediately following the Effective Time, DNB First, National Association, a national banking association and a direct, wholly owned Subsidiary of the Company (“DNB Bank”), will merge (the “Bank Merger”) with and into S&T Bank, a Pennsylvania banking corporation and a direct, wholly owned Subsidiary of Parent (“Parent Bank”).  Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of DNB Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Parent in consultation with the Company (the “Bank Merger Agreement”).  In order to obtain the necessary Regulatory Approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished as promptly as practicable:  (x) the Company shall cause DNB Bank to approve the Bank Merger Agreement; the Company, as the sole shareholder of DNB Bank, shall approve the Bank Merger Agreement; and the Company shall cause DNB Bank to duly execute and deliver to Parent the Bank Merger Agreement; and (y) Parent shall cause Parent Bank to approve the Bank Merger Agreement; Parent, as the sole shareholder of Parent Bank, shall approve the Bank Merger Agreement; and Parent shall cause Parent Bank to duly execute and deliver to the Company the Bank Merger Agreement.  Prior to the Effective Time, the Company shall cause DNB Bank, and Parent shall cause Parent Bank, to execute such certificates or statements of merger and any other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1          Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing (the “Exchange Agent Agreement”), for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Article II, (a) the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such shares of Parent Common Stock and cash described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.13), the “Exchange Fund”), and Parent shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.2          Delivery of Merger Consideration.

(a)          As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record immediately prior to the Effective Time (each, a “Holder,” and collectively, “Holders”) of certificates representing shares of Company Common Stock (each, a “Certificate”) and uncertificated shares of Common Company Stock represented by book-entry form (“Book-Entry Shares”) that have been converted into the right to receive the Merger Consideration pursuant to Section 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Share(s) shall pass only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s)) or transfer of such Book-Entry Share(s) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Share(s) in exchange for the Merger Consideration and any cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(b)          Upon proper surrender to the Exchange Agent of its Certificate(s) or transfer of its Book-Entry Share(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock shall be entitled to receive, promptly after the Effective Time, the Merger Consideration in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Share(s), as applicable.  Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration upon surrender of such Certificate or Book-Entry Share in accordance with this Article II, together with any cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c).

(c)          No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the Holder of any unsurrendered Certificate or untransferred Book-Entry Share until the Holder thereof shall surrender such Certificate or transfer such Book-Entry Share in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or transfer of such Book-Entry Share in accordance with this Article II, the Holder thereof shall be entitled to receive, without interest, the amount of any dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to the whole shares of Parent Common Stock to which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted into the right to receive and not paid.

(d)          If the Merger Consideration is to be delivered in exchange for a Certificate representing Company Common Stock to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer records of the Company, it shall be a condition to such exchange that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any portion of the Merger Consideration such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that the amounts are so withheld by the Exchange Agent or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e)          After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares or Book-Entry Shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of a fractional share and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c), in accordance with the procedures set forth in this Article II.

(f)          Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or transfer of Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each Holder of Company Common Stock who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Parent Share Value by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such Holder at the Effective Time and rounded to the nearest one ten-thousandth when expressed in decimal form) of Parent Common Stock to which such Holder would otherwise be entitled to receive pursuant to Section 1.8.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(g)          Any portion of the Exchange Fund that remains unclaimed by the Holders of Company Common Stock as of the first anniversary of the Effective Time shall be returned to the Surviving Corporation.  Any former Holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation with respect to the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such Holder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h)          In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares and any dividends or distributions to which such Holder is entitled pursuant to Section 2.2(c) deliverable in respect thereof pursuant to this Agreement.

(i)          Subject to the terms of this Agreement and the Exchange Agent Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any Holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of the Parent Common Stock portion of the Merger Consideration, into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of the Company delivered herewith (the “Company Disclosure Schedules”) (provided, that each exception set forth in the Company Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Company SEC Documents publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1          Corporate Organization.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has not elected to be treated as a financial holding company under the BHC Act.  Each of the Subsidiaries of the Company is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.  The deposit accounts of DNB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened.  DNB Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.  The Company and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.  True and complete copies of the Amended and Restated Articles of Incorporation of the Company, as amended (the “Company Articles of Incorporation”), and the Bylaws of the Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Company Subsidiary, in each case as in effect as of the date of this Agreement, have previously been furnished or made available to Parent.  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of the Company Articles of Incorporation or the Company Bylaws or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Company Subsidiary, as applicable.

(b)          Section 3.1(b) of the Company Disclosure Schedules sets forth a complete and correct list of all the Subsidiaries of the Company (each a “Company Subsidiary” and collectively the “Company Subsidiaries”).  Section 3.1(b) of the Company Disclosure Schedules also sets forth a list identifying the owner, number and percentage ownership interest of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by the Company or another of its wholly owned Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind (“Lien”) with respect thereto.  Except for its interests in the Company Subsidiaries and as set forth in Section 3.1(b) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  As used in this Agreement, the term “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member (for the avoidance of doubt, with respect to the Company, the statutory business trusts related to the trust preferred securities of the Company (the “Trust Preferred Securities”) are Subsidiaries of the Company).

3.2          Capitalization.

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $10.00 per share.  As of the date of this Agreement, there are (i) 4,360,311 shares of Company Common Stock issued and outstanding (including 29,190 shares of Company Common Stock that are subject to Company Restricted Stock Awards), (ii) 50,751 shares of Company Common Stock held in treasury, (iii) 1,451,462 shares of Company Common Stock reserved for issuance under the Company Equity Plans and (iv) no other shares of capital stock or other equity or voting securities of the Company issued, designated, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding.  Except for the Trust Preferred Securities or related debentures issued by it or any of its Affiliates set forth in Section 3.2(a) of the Company Disclosure Schedules and the Subordinated Note, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company are issued or outstanding.  Except for the Company Restricted Stock Awards outstanding as of the date hereof, and as set forth on Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder (the “Securities Act”), any such securities.

(b)          Except for the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.  As of the date of this Agreement, the Company does not have in effect a “poison pill” or similar shareholder rights plan.  Section 3.2(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Company Restricted Stock Awards outstanding as of the date of this Agreement, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Restricted Stock Award, (iii) the grant date of each such Company Restricted Stock Award, (iv) the vesting schedule of each such Company Restricted Stock Award and (v) the Company Equity Plan under which the Company Restricted Stock Award was granted.  With respect to each grant of Company Restricted Stock Awards, (i) each such grant was made in accordance with the terms of the applicable Company Equity Plan, the Exchange Act and all other applicable Laws, including the rules of the NASDAQ Stock Market LLC (the “NASDAQ”), and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Documents in accordance with the Exchange Act and all other applicable Laws.  Other than the Company Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.  The Company has not elected to defer interest payments with respect to any Trust Preferred Securities or related debentures issued by it or any of its Affiliates.

3.3          Authority; No Violation.

(a)          The Company has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of the Company, the board of directors of the Company has unanimously resolved to recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of the Company has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”) and the adoption and approval of the Bank Merger Agreement by the board of directors of DNB Bank and the Company as its sole shareholder.  This Agreement has been duly and validly executed and delivered by the Company.  Assuming due authorization, execution and delivery by Parent, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles of Incorporation or the Company Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of the Company or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the Pennsylvania Department of Banking and Securities in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) compliance with any applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the “Exchange Act”) and the Securities Act, including the filing with the SEC of (i) a proxy statement in definitive form relating to the Company Shareholders Meeting (including any amendments and supplements thereto, the “Proxy Statement”) and (ii) a registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed by Parent in connection with the transactions contemplated by this Agreement (including any amendments and supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (e) the filing of the Statement of Merger with the Pennsylvania Department, (f) the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (h) approval of listing of such Parent Common Stock on the NASDAQ and (i) to the extent required, the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are required to be made or obtained by the Company or any of its Subsidiaries in connection (i) with the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the transactions contemplated hereby.  As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  The only material third-party consents necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation of the transactions contemplated hereby not referenced above are set forth in Section 3.4(b) of the Company Disclosure Schedules.

3.5          Reports.

(a)          The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements (together with any amendments required to be made with respect thereto, “Reports”), that they were required to file (or furnish, as applicable) since January 1, 2016 with (i) the Pennsylvania Department of Banking, (ii) the Federal Reserve, (iii) the FDIC, (iv) the OCC and (v) any other federal, state or foreign governmental or regulatory or self-regulatory agency or authority having jurisdiction over the Company, Parent and their respective Subsidiaries ((i) – (v), collectively, the “Regulatory Agencies”), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2016, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.  Any such Report regarding the Company or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of the Company, examination or investigation by, any Regulatory Agency into the business or operations of the Company or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations or inspections of the Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b)          The Company has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, with the SEC since January 1, 2016 (the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

3.6          Financial Statements.

(a)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)          The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d‑15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of the Company, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements.

(c)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.  The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(d)          Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  Except as set forth on Section 3.6(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries.  The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)          The books and records kept by the Company and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.  The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company Financial Statements or any of its Subsidiaries in such Subsidiary’s financial statements.

3.7          Undisclosed Liabilities.  The audited consolidated balance sheet of the Company dated as of December 31, 2018 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.”  Except as set forth in Section 3.7 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Company Balance Sheet if it had existed on the Balance Sheet Date, except for those liabilities that (i) are reflected or reserved against on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) are incurred in connection with the transactions contemplated by this Agreement.

3.8          Absence of Certain Changes or Events.

(a)          Since December 31, 2018, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)          Since December 31, 2018, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices.

3.9          Legal Proceedings.

(a)          Except as set forth in Section 3.9 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries.

(b)          Except as otherwise disclosed therein, each matter set forth on Section 3.9 of the Company Disclosure Schedules is insured under insurance policies set forth on Section 3.19 of the Company Disclosure Schedules with reputable insurers in such amounts as constitute reasonably adequate coverage with respect to each such matter.

(c)          There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10          Taxes and Tax Returns.

(a)          The Company and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes which are not delinquent, are being contested in good faith for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP or have not yet been fully determined.  Through the date hereof, the Company and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements.  The Company and each of its Subsidiaries have made adequate provision on the Company Balance Sheet for all accrued Taxes not yet due and payable.

(b)          No jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(c)          No Liens for Taxes exist with respect to any of the assets of the Company and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(d)          There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of the Company or any of its Subsidiaries.

(e)          There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Company and any of its Subsidiaries, which waiver or extension remains in effect.

(f)          All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  The Company and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(g)          Neither the Company nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(h)          Except with respect to the affiliated group of which the Company is the common parent, neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes and entered in the ordinary course of business of the Company to indemnify lenders or security holders in respect of Taxes).

(i)          Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(j)          Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(k)          Since January 1, 2016, neither the Company nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Company or any Subsidiary).

(l)          Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(m)          Neither the Company nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in Tax accounting method.

(n)          No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries, which rulings or closing agreements remain in effect.

(o)          Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11          Employee Benefit Plans.

(a)          Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance or other Contracts to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (all such plans, programs, policies, or Contracts, whether or not listed in Section 3.11(a) of the Company Disclosure Schedules, collectively, the “Company Benefit Plans”).

(b)          With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of the following (as applicable):  (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500) filed with the U.S. Department of Labor for the last two (2) plan years, (iii) the most recently received IRS determination letter, (iv) the most recently prepared actuarial report or financial statement, (v) the most recent summary plan description (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with a Governmental Entity, (vii) all amendments, modifications or material supplements to such Company Benefit Plan, and (viii) any related trust agreements, insurance Contracts or documents of any other funding arrangements.  Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Benefit Plans that have been adopted or approved, nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

(c)          Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any material plan defect that would qualify for correction under any such program.

(d)          All contributions required to be made to any Company Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(e)          Each Company Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code (A) complies and, at all times after December 31, 2008 has complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder and (B) between January 1, 2005 and December 31, 2008 was operated in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the U.S. Department of the Treasury and the IRS.  No compensation payable by the Company or any Company Subsidiary has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code.  No assets set aside for the payment of benefits under any “nonqualified deferred compensation plan” are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(f)          Section 3.11(f) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”).  Unless it is established pursuant to an IRS pre-approved prototype or volume submitter plan subject to a favorable opinion letter on which the Company or its Subsidiaries are entitled to rely, the IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked, and there are no existing circumstances, and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g)          Section 3.11(g) of the Company Disclosure Schedules identifies each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (a “Title IV Plan”).  With respect to each Title IV Plan, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) such Title IV Plan is not in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (iii) no “reportable event” (within the meaning of Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (v) no liability (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates, and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Title IV Plan.  Since December 31, 2018, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Title IV Plan, or any material change in the manner in which contributions to any Title IV Plan are made or the basis on which such contributions are determined.

(h)          (i) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(i)          There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company, its Subsidiaries or any of their respective ERISA Affiliates following the Closing.  Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204 or 4212 of ERISA.

(j)          Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or life insurance benefits or other welfare benefits for former or current employees or other service providers, or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.  The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-employment or post-retirement health or life insurance benefits or other welfare benefits, and no representations or commitments, whether or not written, have been made that would limit the Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(k)          Except as set forth on Section 3.11(k) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, increase in the amount or value of, or trigger any obligation to fund, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(l)          Without limiting the generality of Section 3.11(l) and except as set forth in Section 3.11(l) of the Company Disclosure Schedules, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  True, correct and complete copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby are included in Section 3.11(k) of the Company Disclosure Schedules.

(m)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.  No Company Benefit Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

3.12          Labor Matters.  There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority.  There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving the Company or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles with respect to the Company or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against the Company or any of its Subsidiaries that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity that would result in liability to the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries is in compliance with all applicable Laws in respect of employment, employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements.  Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

3.13          Compliance with Applicable Law.

(a)          The Company and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2016 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to the Company and its Subsidiaries, taken as a whole.

(b)          Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law.  None of the Company or any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)          Each of the Company and DNB Bank is “well-capitalized” (as such term is defined at 12 C.F.R. § 225.2(r) and 12 C.F.R. § 325.103(b)(1), respectively) and “well managed” (as such term is defined at 12 C.F.R. § 225.2(s) and 12 C.F.R. § 362.17(e), respectively), and the rating of DNB Bank under the Community Reinvestment Act of 1997 (“CRA”) is no less than “satisfactory.”

3.14          Material Contracts.

(a)          Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each Contract of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Company Disclosure Schedules, is referred to as a “Material Contract”):

(i)     any Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any Contract entered into since January 1, 2016 (and any Contract entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(iii)   any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging Contracts or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where the Company or any of its Subsidiaries is a lender, borrower or guarantor, other than Contracts evidencing deposit liabilities, endorsements and guarantees in connection with the presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice, trade payables and Contracts relating to borrowings entered into in the ordinary course of business;

(iv)   any Contract limiting (or purporting to limit) the freedom of the Company or any of its Subsidiaries or other Affiliates to engage in any line of business or to compete with any other Person or prohibiting the Company or any of its Subsidiaries or other Affiliates from soliciting customers, clients or employees, in each case, whether in any specified geographic region or business or generally (in each case, other than to a de minimis extent);

(v)    any Contract with any Affiliate of the Company or any of its  Subsidiaries;

(vi)   any agreement of guarantee, support or indemnification by the Company or any of its Subsidiaries, assumption or endorsement by the Company or any of its Subsidiaries of or any similar commitment by the Company or any of its Subsidiaries with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(vii)  any Contract that would be terminable other than by the Company or any of its Subsidiaries or any Contract under which a material payment obligation would arise or be accelerated, in each case, as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events);

(viii)  any alliance, cooperation, joint venture, shareholders’ partnership or similar Contract involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;

(ix)    any employment Contract with any employee or officer of the Company or any of its Subsidiaries;

(x)     any Contract, option or commitment or right with, or held by, any third party to acquire, use or have access to any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(xi)    any Contract that contains any (A) exclusive dealing obligation, (B) “clawback” or similar undertaking requiring the reimbursement or refund of any fees, (C) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(xii)   any lease or other Contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments are, or are reasonably expected to be, in excess of $100,000;

(xiii)  any Contract for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $100,000 per year; and

(xiv)  any Contract not listed above that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

(b)          The Company and each of its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under each, and are not alleged to be and are not, in default in respect of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.  Each of the Material Contracts is valid and binding on the Company or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries.  True, correct and complete copies of all Material Contracts have been furnished or made available to Parent.

3.15          Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing, or have Knowledge, of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement.

3.16          Investment Securities.

(a)          Each of the Company and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company or any of its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries, taken as a whole.  Such securities are valued on the books of the Company and each of its Subsidiaries in accordance with GAAP.

(b)          The Company and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that the Company and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.

3.17          Derivative Instruments.  Section 3.17 of the Company Disclosure Schedules lists all Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries.  All Derivative Transactions:  (i) were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Governmental Entities and with counterparties believed to be financially responsible at the time; (ii) are legal, valid and binding obligations of the Company or its Subsidiaries and, to the Knowledge of the Company, each of the counterparties thereto; and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally).  The Company and its Subsidiaries and, to the Knowledge of the Company, the counterparties to all such Derivative Transactions have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in its books and records and the books and records of such Subsidiaries in accordance with GAAP consistently applied.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values or other financial or non-financial assets, credit-related events or conditions or any indexes or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.18          Environmental Matters.

(a)          Each of the Company and its Subsidiaries, and, to the Knowledge of the Company (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company), any property in which the Company or any of its Subsidiaries holds a security interest, is, and has since January 1, 2016, been, in material compliance with all local, state and federal environmental, health and safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (all such laws, “Environmental Laws”).

(b)          There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.  To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)          Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of the Company, to the Knowledge of the Company, during or prior to the period of (i) the Company’s or any of its Subsidiaries’ ownership or operation of any property, (ii) the Company’s or any of its Subsidiaries’ participation in the management of any property or (iii) the Company’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)          The Company and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, Governmental Entity or third party imposing any liability or obligation with respect to the foregoing. There has been no written third-party environmental site assessment conducted since January 1, 2016 assessing the presence of hazardous materials located on any property owned or leased by the Company or any of its Subsidiaries that is within the possession or control of the Company and its Affiliates as of the date of this Agreement that has not been delivered to Parent prior to the date of this Agreement.

3.19          Insurance.  The Company and each of its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to the Company and its Subsidiaries.  Section 3.19 of the Company Disclosure Schedules sets forth a true and complete list of all insurance policies applicable and available to the Company and each of its Subsidiaries with respect to its business or that are otherwise maintained by or for the Company or any of its Subsidiaries (the “Company Policies”), and the Company has made available true and complete copies of all such Company Policies to Parent.  Except as set forth in Section 3.19 of the Company Disclosure Schedules, there is no material claim for coverage by the Company or any of its Subsidiaries pending under any of such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  Each Company Policy is in full force and effect and all premiums payable by the Company or any of its Subsidiaries have been timely paid, by the Company or its Subsidiaries, as applicable.  Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such policies.

3.20          Title to Property.

(a)          Section 3.20(a) of the Company Disclosure Schedules lists (i) all real property, including other real estate owned (“OREO”), owned by the Company or any Company Subsidiary (the “Owned Real Property”), (ii) all leases, subleases, licenses or other Contracts (including all amendments, modifications, and supplements thereto) pursuant to which the Company or any of its Subsidiaries lease land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the “Real Property Leases”) and (iii) all leases, subleases, licenses or other use agreements between the Company or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee (“Tenant Leases”), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Parent on or prior to the date hereof.

(b)          Except as would not be material to the Company or its Subsidiaries, the Company or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (A) through (D) collectively, “Permitted Encumbrances”), and (ii) has good and marketable leasehold interests in all parcels of real property leased to the Company pursuant to the Real Property Leases (the “Leased Premises”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases.  None of the Leased Premises or Owned Real Property has been taken by eminent domain (or, to the Knowledge of the Company, is the subject of a pending or contemplated taking which has not been consummated).  All of the land, buildings, structures, plants, facilities and other improvements leased or used by the Company or any of its Subsidiaries in the conduct of the Company’s or such Subsidiary’s business, other than those items that comprise part of the Owned Real Property, are included in the Leased Premises.

(c)          Except as set forth in Section 3.20(c) of the Company Disclosure Schedules, no Person other than the Company and its Subsidiaries has (or will have, at Closing) (i) except with respect to any OREO on the Company Balance Sheet, any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises.  Except with respect to any OREO on the Company Balance Sheet, all buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the current purposes to which they are used in the conduct of the Company’s and its Subsidiaries’ business.  The Company and its Subsidiaries do not use in their businesses any material real property other than the Owned Real Property and the Leased Premises.

(d)          Other than as disclosed in Section 3.20(d) of the Company Disclosure Schedules, each of the Real Property Leases and each of the Tenant Leases is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e)          The Company and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner that it is used by the Company and its Subsidiaries will be, in accordance in all material respects with all applicable Laws.

(f)          Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired, used or obtained in the ordinary course of the operation of the business of the Company and its Subsidiaries (“Personal Property”) and (ii) each of the leases under which the Company or any of its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of Company, the lessor.

3.21          Intellectual Property.

(a)          The Company and each of its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens all material Intellectual Property used or held for use by the Company and any of its Subsidiaries as of the date hereof (collectively, the “Company Intellectual Property”) in the manner that it is currently used by the Company and any of its Subsidiaries.

(b)          Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon, misappropriated or violated any Intellectual Property rights of any third party.  To the Knowledge of the Company, no third party has infringed upon, misappropriated or violated any Company Intellectual Property.  Neither the Company nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any Company Intellectual Property with, third parties, or, except as set forth on Section 3.21(b) of the Company Disclosure Schedules, permits third parties to use any Company Intellectual Property rights.  Except as set forth on Section 3.21(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any Company Intellectual Property.

(c)          Except as set forth in Section 3.21(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any material agreement in which either the Company or any of its Subsidiaries is obligated to indemnify any Person against a claim of infringement or misappropriation of any Intellectual Property.

(d)          For the purposes of this Agreement, “Intellectual Property” shall mean any or all of the following and all rights in, arising out of or associated with:  all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, websites, know-how, trade secrets, inventory, ideas, algorithms, processes and computer software programs or applications (but excluding commercial off-the-shelf software available on reasonable terms).

3.22          Broker’s Fees.  Neither the Company nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except for PNC Bank, National Association (as successor to Ambassador Financial Group, Inc.), pursuant to an agreement a copy of which has been previously provided to Parent.

3.23          Insurance Business.

(a)          Except as would not be reasonably likely, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2016, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable Law, (ii) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable Law, and (iii) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable Law.  “Company Insurance Subsidiary” means each Subsidiary of the Company through which insurance operations are conducted.

3.24          Broker-Dealer and Investment Advisory Matters.

(a)          Except as set forth in Section 3.24(a) of the Disclosure Schedules, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective officers and employees are required to be registered, licensed or qualified with the SEC or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative.  Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.  Each of the Company and its Subsidiaries and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

(b)          Neither the Company nor any Subsidiary of the Company serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.25          Loans.

(a)          Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) payable to the Company or any of its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and to general equity principles.  For the purposes of this Agreement, “Loan Documentation” means all Loan files and all documents included in the Company’s or any of its Subsidiaries’ file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors’ notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification and deposit verification), mortgages, loan agreements (including building and loan agreements), guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.  The Company has provided Parent with information on each Loan payable to the Company or any of its Subsidiaries, and such Loan information and, to the Knowledge of the Company, any third-party information furnished in connection with such Loan information, is true and correct as of the dates specified, or, if no such date is indicated, as of March 31, 2019.

(b)          (i) Section 3.25(b) of the Company Disclosure Schedules sets forth a list of all Loans as of the date hereof by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (ii) except as set forth on Section 3.25(b) of the Company Disclosure Schedules, there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(c)          Each Loan payable to the Company or any of its Subsidiaries (i) was originated or purchased by the Company or its Subsidiaries, and its principal balance as shown on the Company’s books and records is true, correct and accurate as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by the Company or its Subsidiaries complied, including as to the Loan Documentation related thereto, in all material respects, with all applicable requirements of federal, state and local Laws.

(d)          Each outstanding Loan (including Loans held for resale to investors) payable to the Company or any of its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by the Company or a Company Subsidiary), and during the period of time in which such Loan was originated, held or serviced by the Company or any of its Subsidiaries, the relevant Loan Documentation was being maintained, in all material respects in accordance with the Company’s or its respective Subsidiary’s underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

(e)          With respect to each Loan payable to the Company or any of its Subsidiaries that is secured, the Company or its Subsidiary has a valid and enforceable Lien on the collateral described in the Loan Documentation, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

(f)          Except as set forth in Section 3.25(f) of the Company Disclosure Schedules, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(g)          The Company’s allowance for loan losses is and has been since January 1, 2016 in compliance with the Company’s methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

(h)          Section 3.25(h) of the Company Disclosure Schedules identifies each Loan payable to the Company or any of its Subsidiaries that (i) as of March 31, 2019, (A) was on non-accrual status, (B) a specific reserve allocation existed in connection therewith, (C) was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (D) was contractually past due ninety (90) days or more in the payment of principal and/or interest, or (ii) as of March 31, 2019, was classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import.  For each Loan identified in response to clause (i) or (ii) above, Section 3.25(h) of the Company Disclosure Schedules sets forth the outstanding principal amount, as well as accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2019.

3.26          Customer Relationships.

(a)          Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (i) in conformity with the applicable policies of the Company and its Subsidiaries, (ii) in accordance with the terms of any applicable Contract governing the relationship with such customer, (iii) in accordance with any instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile and (v) in compliance with all applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder.  Each Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such Contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by (A) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless whether considered in a proceeding in equity or at law, and the Company and its Subsidiaries and the other contracting parties thereto have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other contracting parties are in compliance with each of the terms thereof.

(b)          No Contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

(c)          (i) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees is, except in their personal or individual capacity, the beneficial owner of any interest in any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (ii) none of the directors, officers and employees of the Company or any of its Subsidiaries is a party to any Contract pursuant to which it is obligated to provide service to, or receive compensation or benefits from, any of the trust or wealth management customers of the Company or any of its Subsidiaries after the Closing Date.

(d)          Each account opening document, margin account agreement, any advisory contract and customer disclosure statement with respect to any trust or wealth management customer of the Company or any of its Subsidiaries conforms in all material respects to the forms made available to Parent prior to the date hereof.

(e)          All other books and records primarily related to the trust or wealth management businesses of each of the Company and each of its Subsidiaries include documented risk profiles signed by each such customer.

3.27          Related Party Transactions.

(a)          Section 3.27(a) of the Company Disclosure Schedules identifies (i) all Contracts between the Company or any of its Subsidiaries, on the one hand, and any shareholder which to the Knowledge of the Company, beneficially owns five percent (5%) or more of any class of equity securities of the Company or any of its Subsidiaries or an Affiliate of the Company (other than the Company and its direct or indirect wholly owned Subsidiaries) (collectively, “Related Parties”), on the other hand, and (ii) all Contracts pursuant to which any Related Party is a party and the Company or any Company Subsidiary receives services or goods, including any such Contracts between any direct or indirect wholly owned Company Subsidiary, on the one hand, and any non-wholly owned Company Subsidiary, on the other hand.  Except as set forth on Section 3.27(a) of the Company Disclosure Schedules, no relationship, direct or indirect, exists between or among the Company and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of the Company or any of its Affiliates, on the other hand, that would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act.  As used in this Agreement, “Affiliate” means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.  As used in this Agreement, “control,” with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or by any other means.

(b)          To the Knowledge of the Company and except as set forth in Section 3.27(b) of the Disclosure Schedules, no shareholder or Affiliate of the Company (other than the Company and its Subsidiaries) owns any material property or asset used in the conduct of the business of the Company and its Subsidiaries.

3.28          Takeover Laws and Provisions.  The adoption and approval by the board of directors of the Company of this Agreement, the Merger and the other transactions contemplated hereby represent all the action necessary by the Company to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of any potentially applicable provisions of any takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”), and any potentially applicable provision of the Company Articles of Incorporation and the Company Bylaws.  No “fair price” Law or similar provision of the Company Articles of Incorporation or Company Bylaws is applicable to this Agreement and the transactions contemplated hereby.

3.29          Approvals.  As of the date of this Agreement, the Company is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

3.30          Company Opinion.  Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from PNC Bank, National Association, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.31          Company Information.  The information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, or at the time of the Company Shareholders Meeting, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by the Company in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time, any event should be discovered by the Company or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, the Company shall promptly so inform Parent.

3.32          No Other Representations or Warranties.

(a)          Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(b)          The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Parent delivered herewith (the “Parent Disclosure Schedules”) (provided, that each exception set forth in the Parent Disclosure Schedules shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)) or (b) disclosed in any Parent SEC Document publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1          Corporate Organization.

(a)          Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Each of the Subsidiaries of Parent is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization.  The deposit accounts of Parent Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.  Parent Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh and owns the requisite amount of stock therein.  Parent and each of its Subsidiaries has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted.  Parent and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.  True and complete copies of the Articles of Incorporation of Parent, as amended (the “Parent Articles of Incorporation”), and the Amended and Restated Bylaws of Parent, as amended (the “Parent Bylaws”), in each case as in effect as of the date of this Agreement, have previously been furnished or made available to the Company.  Parent is not in violation of any of the provisions of the Parent Articles of Incorporation or Parent Bylaws.

(b)          Section 4.1(b) of the Parent Disclosure Schedules sets forth a complete and correct list of all the Subsidiaries of Parent as of the date of this Agreement (each a “Parent Subsidiary” and collectively the “Parent Subsidiaries”).  Section 4.1(b) of the Parent Disclosure Schedules also sets forth a list as of the date of this Agreement identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or Contracts by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements.  All of the outstanding shares of capital stock or other securities evidencing ownership of the Parent Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Parent or another of its Subsidiaries free and clear of any Lien with respect thereto.  Except for its interests in the Parent Subsidiaries and as set forth in Section 4.1(b) of the Parent Disclosure Schedules, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

4.2          Capitalization.  The authorized capital stock of Parent consists of (a) 50,000,000 shares of Parent Common Stock and (b) 10,000,000 shares of preferred stock, without par value, of Parent (the “Parent Preferred Stock”).  As of the date of this Agreement, there are (a) 34,338,569 shares of Parent Common Stock issued and outstanding, (b) 1,791,911 shares of Parent Common Stock held in treasury, (c) no shares of Parent Preferred Stock issued and outstanding and (d) 221,893 shares of Parent Common Stock reserved for issuance upon exercise or settlement of awards granted as employment inducement awards or that may be granted under Parent’s equity compensation plans (the “Parent Equity Awards”).  As of the date of this Agreement, except pursuant to (i) this Agreement, (ii) the Parent Equity Awards and (iii) Parent’s equity compensation plans, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.  As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding.  All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

4.3          Authority; No Violation.

(a)          Parent has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously adopted by the board of directors of Parent, and all necessary corporate action in respect thereof on the part of Parent has been taken, subject to the adoption and approval of the Bank Merger Agreement by the board of directors of Parent Bank and Parent as its sole shareholder.  This Agreement has been duly and validly executed and delivered by Parent.  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)          Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles of Incorporation or Parent Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of Parent or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, Contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Parent.

4.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings or notices with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the OCC in connection with the Bank Merger, and approval of such applications, filings and notices, (c) the filing of applications, filings and notices, as applicable, with the FDIC and the Pennsylvania Department of Banking and Securities in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) compliance with any applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Proxy Statement and the Form S-4, and the declaration of effectiveness of the Form S-4, (e) the filing of the Statement of Merger with the Pennsylvania Department, (f) the filing of the Bank Merger Certificates, (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (h) approval of listing of such Parent Common Stock on the NASDAQ and (i) to the extent required, the filing of any notices or other filings under the HSR Act, no material notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are required to be made or obtained by Parent or any of its Subsidiaries in connection with (i) the execution and delivery by Parent of this Agreement or (ii) the consummation by Parent of the transactions contemplated hereby, expect for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.5          Reports.

(a)          Parent and each of its Subsidiaries have timely filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since January 1, 2016 with the Regulatory Agencies, and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2016, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.  Any such Report regarding Parent or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Parent and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Parent, examination or investigation by, any Regulatory Agency into the business or operations of Parent or any of its Subsidiaries.  There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations or inspections of Parent or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(b)          Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2016 (the “Parent SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, applicable to such Parent SEC Documents.  None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed or furnished (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6          Financial Statements.

(a)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10‑Q); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)          Parent and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the board of directors of Parent and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

(c)          Parent’s “disclosure controls and procedures” (as defined in Rules 13a‑15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d)          Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate in all material respects.  Neither Parent nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries.  Parent is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(e)          The books and records kept by Parent and its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.  The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries.

(f)          Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements.

4.7          Undisclosed Liabilities.  The audited consolidated balance sheet of Parent dated as of the Balance Sheet Date is hereinafter referred to as the “Parent Balance Sheet.”  Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever, whether absolute, accrued, contingent or otherwise, known or unknown, and whether due or to become due, whether or not the same would have been required to be reflected in the Parent Balance Sheet if it had existed on the Balance Sheet Date, except for (i) those liabilities that are reflected or reserved against on the Parent Balance Sheet (including in the notes thereto), (ii) liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole or (iii) liabilities incurred in connection with the transactions contemplated by this Agreement.

4.8          Absence of Certain Changes or Events.  Since December 31, 2018, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9          Legal Proceedings.

(a)          Neither Parent nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)          There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon Parent that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.10          Compliance with Applicable Law.

(a)          Parent and each of its Subsidiaries and each of their employees hold, and have at all times since January 1, 2016 held, all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Law, except, in each case, where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to Parent and its Subsidiaries, taken as a whole, and neither Parent nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to Parent and its Subsidiaries, taken as a whole.

(b)          Except as would not be material to Parent and its Subsidiaries, taken as a whole, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law.  None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

(c)          Each of Parent and Parent Bank is “well-capitalized” (as such term is defined at 12 C.F.R. § 225.2(r) and 12 C.F.R. § 325.103(b)(1), respectively) and “well managed” (as such term is defined at 12 C.F.R. § 225.2(s) and 12 C.F.R. § 362.17(e), respectively), and the rating of Parent Bank under the CRA is no less than “satisfactory.”

4.11          Tax Matters.

(a)          The Parent and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) (i) all income Tax Returns and (ii) all other Tax Returns where the failure to file such Tax Returns would be reasonably expected to result in a material liability, in each case, including all such federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all material respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns) other than Taxes which (iii) are not delinquent, (iii) are being contested in good faith for which adequate reserves have been established on the financial statements of the Parent in accordance with GAAP, or (iii) have not yet been fully determined..  Through the date hereof, the Parent and its Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for on their financial statements.  The Parent and each of its Subsidiaries have made adequate provision on the Parent Balance Sheet for all accrued Taxes not yet due and payable.

(a)          No jurisdiction where the Parent and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Parent and its Subsidiaries is required to file a Tax Return in such jurisdiction.

(b)          No Liens for Taxes exist with respect to any of the assets of the Parent and its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(c)          There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of the Parent or any of its Subsidiaries.

(d)          There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Parent and any of its Subsidiaries, which waiver or extension remains in effect.

(e)          All material Taxes required to be withheld, collected or deposited by or with respect to the Parent and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity.  The Parent and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

(f)          Neither the Parent nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(g)          Except with respect to the affiliated group of which the Parent is the common parent, neither the Parent nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (except for agreements not primarily relating to Taxes and entered in the ordinary course of business of the Parent to indemnify lenders or security holders in respect of Taxes).

(h)          Neither the Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent) or (ii) has any liability for the Taxes of any Person (other than the Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(i)          Neither the Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise, part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

(j)          Since January 1, 2016, neither the Parent nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Parent or any of its Subsidiaries, and the Internal Revenue Service (“IRS”) has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by the Parent or any Subsidiary).

(k)          Neither the Parent nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.  No excess loss account exists for federal income tax purposes with respect to any Parent Subsidiary.

(l)          Neither the Parent nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in Tax accounting method.

(m)          No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Parent or any of its Subsidiaries, which rulings or closing agreements remain in effect.

(n)          Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12          Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (any such agreement, memorandum of understanding, letter, undertaking, order, directive or resolutions, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing, or have Knowledge of any pending or threatened regulatory investigation or that any Regulatory Agency or other Governmental Agency is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

4.13          Environmental Matters.

(a)          Each of Parent and its Subsidiaries, and, to the Knowledge of Parent (except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent), any property in which Parent or any of its Subsidiaries holds a security interest, is, and has since January 1, 2016 been, in material compliance with all Environmental Laws.

(b)          There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, nor are there governmental or third-party environmental investigations or remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.  To the Knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(c)          Except as set forth in written third-party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of Parent, to the Knowledge of Parent, during or prior to the period of (i) Parent’s or any of its Subsidiaries’ ownership or operation of any property, (ii) Parent’s or any of its Subsidiaries’ participation in the management of any property or (iii) Parent’s or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property that would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(d)          Parent and each of its Subsidiaries are not subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.  There has been no written third-party environmental site assessment conducted since January 1, 2016 assessing the presence of hazardous materials located on any property owned or leased by Parent or any of its Subsidiaries that is within the possession or control of Parent and its Affiliates as of the date of this Agreement that has not been delivered to the Company prior to the date of this Agreement.

4.14          Broker’s Fees.  Neither Parent nor any of its Affiliates nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc.

4.15          Takeover Laws and Provisions.  The adoption by the board of directors of Parent of this Agreement, the Merger and the other transactions contemplated hereby represent all the action necessary by Parent to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the provisions of any potentially applicable Takeover Statutes, and any potentially applicable provision of the Parent Articles of Incorporation and the Parent Bylaws.  No “fair price” Law or similar provision of the Parent Articles of Incorporation or Parent Bylaws is applicable to this Agreement and the transactions contemplated hereby.

4.16          Approvals.  As of the date of this Agreement, Parent is not aware of any reason why all necessary regulatory approvals and consents from any Governmental Entity will not be received in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, on a timely basis.

4.17          Parent Information.  The information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy Statement, on the date that it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock, or at the time of the Company Shareholders Meeting, (b) the Form S-4, when it or any amendment or supplement thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the Form S-4 or any amendment or supplement thereto or (d) any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  No representation or warranty is made by Parent in this Section 4.17 with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  If at any time prior to the Effective Time, any event should be discovered by Parent or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Parent shall promptly so inform the Company.

4.18          No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.

(b)          Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business of the Company Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent, as expressly permitted by this Agreement or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other Persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to (i) obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (ii) perform its covenants and agreements under this Agreement or (iii) consummate the transactions contemplated hereby.

5.2          Forbearances of the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedules or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)          (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions) or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice; provided, that, the Company shall consult with Parent in good faith with respect to any sales of brokered or internet certificates of deposit with a term that exceeds six (6) months;

(b)          (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution (except for (A) dividends paid in the ordinary course of business by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary, (B) regular quarterly dividends on Company Common Stock at a rate not in excess of $0.07 per share of Company Common Stock and payment dates consistent with past practice and (C) dividends required in respect of the outstanding Trust Preferred Securities as of the date hereof) or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest, (iii) grant any Company Restricted Stock Awards, stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of the Company’s capital stock or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of the Company or issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any Company Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(c)          sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including OREO, to any Person other than a direct or indirect wholly owned Company Subsidiary, except, subject to Section 5.2(k), sales of OREO, Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of the Company;

(d)          (i) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, with respect to clauses (i) and (ii), in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(e)          except as required under applicable Law, Contract or the terms of any Company Benefit Plan as in effect as of the date hereof (i) enter into, adopt, amend or terminate, commence participation in, or agree to enter into, adopt or terminate or commence participation in, any Company Benefit Plan (or any employee benefit plan, program or policy that would be a Company Benefit Plan if in effect as of the date hereof), (ii) increase or agree to increase the compensation or benefits payable to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (including the payment of any amounts to any such individual not otherwise due), (iii) enter into any new, amend or commence participation in any existing, collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other incentive compensation or (vi) (A) hire or promote any employee, or engage any independent contractor, of the Company or any of its Subsidiaries who has (or with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $150,000 or more or (B) terminate the employment of any employee, or service of any independent contractor, of the Company or any of its Subsidiaries other than a termination of employment or service for cause in the ordinary course of business consistent with past practice;

(f)          (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $100,000 individually or $250,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(g)          pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business consistent with past practice;

(h)          implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP or by applicable Laws;

(i)          make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(j)          adopt or implement any amendment to the Company Articles of Incorporation, the Company Bylaws or comparable governing documents of its Subsidiaries;

(k)          (i) materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or (ii) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements or any collateralized debt obligations or private label (non-agency) mortgage-backed securities;

(l)          enter into, modify, amend or terminate any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement, other than (i) in the ordinary course of business consistent with past practice and in consultation with Parent, currency exchange, commodities and other hedging Contracts, (ii) renewals of Contracts of the type described in Section 3.14(a)(iii) with existing customers of the Company in the ordinary course of business consistent with past practice and (iii) normal renewals of Real Property Leases in the ordinary course of business and in consultation with Parent;

(m)          change in any material respect the credit policies or collateral eligibility requirements and standards of the Company;

(n)          except as required by applicable Law, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, securitization, acquiring, selling, servicing, or buying or selling rights to service, Loans;

(o)          permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of the Company or any Company Subsidiary, other than normal renewals of Real Property Leases in respect of any branches or other facilities utilized by the Company or any of its Subsidiaries on the date hereof in the ordinary course of business and in consultation with Parent;

(p)          make, or commit to make, any capital expenditures other than those set forth in the Company’s capital expenditure budget set forth in Section 5.2(p) of the Company Disclosure Schedules;

(q)          (i) make or acquire any Loan or Loan participation or issue a commitment (or renew or extend an existing commitment) either (A) outside of the ordinary course of business consistent with past practice and in all respects with the Company’s applicable policies, guidelines and limits existing as of the date hereof or (B) involving a total credit relationship of more than $4,000,000 with a single borrower and its affiliates, or (ii) make or acquire any Loan participation outside of the ordinary course of business consistent with past practice, or exceeding an amount equal to $4,000,000 in the aggregate;

(r)          take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

(s)          take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(t)          agree to, or make any commitment to, take or adopt any resolutions of the board of directors of the Company in support of, any of the actions prohibited by this Section 5.2.

5.3          Forbearances of Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Parent Disclosure Schedules or as expressly required by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a)           amend the Parent Articles of Incorporation or Parent Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock;

(b)          take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated in this Agreement, including the Merger and the Bank Merger, except, in each case, as may be required by applicable Law;

(c)          take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)          agree to or make any commitment to, take, or adopt any resolutions of the board of directors of Parent in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Regulatory Matters.

(a)          Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including actions required in order to effect the Bank Merger immediately after the Effective Time and to continue any Contract of the Company or its Subsidiaries following the Closing or to avoid any penalty or other fee under such Contracts, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Regulatory Agency or other Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Regulatory Approvals”).  The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Regulatory Agencies or other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals.

(b)          Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Notwithstanding anything set forth in this Agreement, under no circumstances shall Parent be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s prior written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Parent, the Company or any of their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect in respect of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries taken as a whole (including, for the avoidance of doubt, any determination by any Regulatory Agency or other Governmental Entity that the Bank Merger may not be consummated as contemplated herein, including immediately following the Effective Time) (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, that, if requested by Parent, then the Company and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on the Company and its Subsidiaries only in the event the Closing occurs.

(c)          Subject to applicable Law relating to the exchange of information, Parent and the Company shall, upon request, furnish each other with all information concerning Parent, the Company and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Parties and their respective Subsidiaries, (y) as necessary to comply with contractual agreements and (z) as necessary to address reasonable privilege or confidentiality concerns.

(d)          Subject to applicable Law (including applicable Law relating to the exchange of information), the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Law, (i) the Company and Parent shall promptly furnish each other with copies of non-confidential notices or other communications received by the Company, Parent or any of their respective Subsidiaries (or written summaries of communications received orally) from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement and (ii) Parent and the Company shall provide the other party with a reasonable opportunity to review in advance any proposed non-confidential communication to, including any filings with or other non-confidential written materials submitted to, any third party or Governmental Entity, and, to the extent practicable, each will consult the other party on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

6.2          Access to Information.

(a)          Subject to the Confidentiality Agreement, each of the Company and Parent agrees to provide the other party and its Representatives, from time to time prior to the Effective Time, such information as the other party shall reasonably request with respect to the disclosing party and its Subsidiaries, businesses, financial conditions and operations and such access to the properties, books and records and personnel as the other party shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of either the Company or Parent or their respective Subsidiaries.

(b)          Commencing following the date hereof, and in all cases subject to applicable Laws, the Company shall, and shall cause its Subsidiaries to, take all action as may be reasonably requested by Parent, and assist and cooperate with Parent and its Subsidiaries, to facilitate the integration of the Parties and their respective products, services, information systems and technology, operations and businesses effective as of the Closing Date or such later date as may be determined by Parent in its sole discretion.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, the Company shall, and shall cause its Subsidiaries to, provide support, including support from its outside contractors and vendors, as well as data and records access to Parent and its outside contractors and vendors, including as reasonably requested by Parent to ensure, test and monitor compliance with applicable Laws and regulatory requirements, policies and guidance, and take actions as may reasonably be requested by Parent and assist and cooperate with Parent in performing all tasks as reasonably determined by Parent to be necessary or advisable to result in a successful transition and integration at the Closing or such later date as may be determined by Parent in its sole discretion.

(c)          Parent and the Company shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

6.3          SEC Filings and Shareholder Approval.

(a)          The Company shall take all action necessary in accordance with the PBCL and the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable after the Form S-4 has been declared effective by the SEC for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Shareholders Meeting”).  Subject to Section 6.9, the board of directors of the Company shall (i) recommend to the Company’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Board Recommendation”), (ii) include the Company Board Recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Company Shareholder Approval.  The Company agrees that it has an unqualified obligation to submit this Agreement to its shareholders at the Company Shareholders Meeting.

(b)          The Company and Parent shall cooperate as promptly as practicable to prepare, and the Company shall file with the SEC, the Proxy Statement.  The Company and Parent shall as promptly as practicable prepare, and Parent shall file with the SEC, the Form S-4 in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing.  The Proxy Statement, and any amendment or supplement thereto, shall, subject to Section 6.9(f), include the Company Board Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.  If, at any time prior to the receipt of the Company Shareholder Approval, any event occurs with respect to the Company, Parent or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment or supplement to the Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.

6.4          Public Disclosure.  Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company.  Thereafter, Parent and the Company shall consult with and provide each other reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law.  In addition, neither the Company nor Parent shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law.

6.5          Employee Benefit Matters.

(a)          From the Closing Date through the first anniversary thereof (the “Continuation Period”), Parent shall provide or cause to be provided Parent Employee Compensation and Benefits (as defined below) for the employees (as a group) who are actively employed by the Company and its Subsidiaries on the Closing Date and continue to be actively employed after the Effective Time (“Covered Employees”) that, in the aggregate, are substantially comparable to the Parent Employee Compensation and Benefits that are generally made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries); provided, that until such time as Parent shall cause Covered Employees to participate in the employee benefit plans that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Covered Employee’s continued participation in the compensation and employee benefit plans of the Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Parent plans may commence at different times).  Notwithstanding the foregoing, during the Continuation Period, each Covered Employee shall, subject to meeting the applicable eligibility requirements, be eligible to receive benefits upon qualifying terminations of employment in accordance with the terms of the severance guidelines or Contract applicable to such employee as of immediately prior to the Effective Time and set forth on Section 6.5(a) of the Company Disclosure Schedules.  “Parent Employee Compensation and Benefits” means salary, hourly pay, paid time off, employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and bonus, stock option, stock purchase, restricted stock, cash- or equity-based incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance, change-in-control or other compensatory or benefit plans, programs, policies or arrangements, and retention, bonus, employment, termination, severance or other Contracts to which the Parent or any of its Subsidiaries is a party or that are maintained, contributed to or sponsored by the Parent or any of its Subsidiaries for the benefit of any current or former employee of Parent or any of its Subsidiaries.

(b)          Parent shall assume and honor the obligations of the Company and its Subsidiaries under all employment, severance, consulting, retirement and other compensation Contracts in accordance with their terms, except to the extent such Contract is superseded or modified by an agreement with Parent or plan or policy maintained by Parent, provided, that nothing herein shall prohibit Parent from amending, suspending or terminating any such Contract to the extent permitted by its terms and applicable Law.

(c)          To the extent that a Covered Employee becomes eligible to participate in Parent Employee Compensation and Benefits, Parent shall cause such Parent Employee Compensation and Benefits to recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, participation and vesting under such Parent Employee Compensation and Benefits, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for any purpose under any incentive plan, retiree medical plan or defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.  With respect to any health care plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (x) cause any preexisting condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time and (y) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Parent or any of its Subsidiaries.

(d)          If requested by Parent in writing delivered to the Company not less than ten (10) Business Days before the Closing Date, the board of directors of the Company (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate the Company’s 401(k) plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date, but subject to the Closing.  The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent.  Following the Effective Time and (if Parent determines in its sole discretion that a determination letter is appropriate) as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Parent shall, to the extent permitted by Parent’s 401(k) plan (the “Parent 401(k) Plan”), permit the Covered Employees who are actively employed as of the date immediately following the receipt of such favorable determination letter (if any) to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in an amount equal to the full account balance (excluding loans) distributed to such Covered Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

(e)          From and after the date hereof, any written or oral communications to the employees, officers or directors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be in the form of mutually agreeable communications, prepared in prior consultation with Parent, it being agreed that Parent and the Company shall cooperate in preparing mutually agreeable communications, including by providing Parent a reasonable period of time to review any such communication.

(f)          Without limiting the generality of this Section 6.5 or Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or independent contractor any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries), or constitute or create an employment agreement with any employee.

6.6          Additional Agreements.

(a)          Subject to the terms and conditions of this Agreement, each of the Company and Parent agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Parent’s sole expense, take all such necessary action as may be reasonably requested by Parent.

(b)          Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of the Company with a wholly-owned Subsidiary of Parent) if and to the extent requested by Parent, and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company’s shareholders or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Regulatory Approvals to be prevented or materially delayed.

6.7          Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director,  officer or employee of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any actual or threatened claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise if such Claim pertains to any matter arising, existing or occurring at or before the Effective Time (including any matter arising, existing or occurring in connection with the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted by applicable Law.  The Surviving Corporation shall pay expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such  Claim to each Company Indemnified Party to the fullest extent permitted by applicable Law upon receipt of an undertaking (in a reasonable and customary form) to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a). In the event of any such Claim, the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with the Surviving Corporation, in the defense of any such Claim.

(b)          The Surviving Corporation shall maintain in effect for a period of six (6) years after the Effective Time the currently existing directors’ and officers’ liability insurance policy maintained by the Company (provided, that the Surviving Corporation may substitute therefor  policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time and covering persons who are currently covered by such insurance or who become covered by such insurance prior to the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend annually in the aggregate an amount in excess of 250% of the annual premium payment on the Company’s current policy in effect as of the date of this Agreement (the “Maximum Amount”) and, if the Surviving Corporation is unable to maintain such policy (or substitute policy) as a result of this proviso, the Surviving Corporation shall obtain as much comparable insurance as is available for a period of six (6) years following the Effective Time by payment of such amount; provided, further, that (i) Parent or the Surviving Corporation may substitute therefor a six (6)-year “tail” prepaid policy the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof; provided, that Parent and the Surviving Corporation shall not be obligated to pay, in the aggregate, an amount greater than the Maximum Amount for such “tail” policy or (ii) Parent may request that the Company obtain such “tail” prepaid  coverage for a six (6)-year period under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c)          The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her respective heirs and representatives. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Corporation or any of its successors or assigns, as applicable, shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8          Exchange Listing.   Parent shall list, prior to the Effective Time, on the NASDAQ, subject to official notice of issuance, the shares of Parent Common Stock to be issued pursuant to the Merger, and Parent shall give all notices and make all filings with the NASDAQ required in connection with the transactions contemplated herein.

6.9          No Solicitation.

(a)           The Company agrees that it shall not, and shall cause its Subsidiaries and cause its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a “Representative”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of tender offer), business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries, proposals or offers being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions with or provide any nonpublic information or data to any Person (or Representative of such Person) relating to an Acquisition Proposal or Alternative Transaction, or engage in any negotiations concerning an Acquisition Proposal or Alternative Transaction, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Alternative Transaction, (iii) unless this Agreement has been terminated in accordance with Article VIII, approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other Contract (other than a confidentiality agreement entered into in accordance with this Section 6.9) related to any Acquisition Proposal or Alternative Transaction (an “Acquisition Agreement”) or (iv) propose or agree to do any of the foregoing.

(b)          As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates, directly or indirectly, acquires or would acquire more than twenty-five percent (25%) of the outstanding shares of Company Common Stock or outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, reorganization, share exchange, consolidation or other business combination involving the Company and any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the fair market value of the consolidated assets of the Company (except, in each case, the Merger and the Bank Merger), (iii) any transaction pursuant to which any Person (or group of Persons) other than Parent or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Company Subsidiaries and securities of the entity surviving any merger or business combination involving any Company Subsidiary) of the Company or any of its Subsidiaries representing more than twenty-five percent (25%) of the fair market value of all the assets, deposits, net revenues or net income of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock immediately prior to such transaction do not, in the aggregate, own at least seventy-five percent (75%) of the outstanding shares of Company Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock immediately prior to the consummation thereof.

(c)          Notwithstanding the foregoing, the board of directors of the Company shall be permitted, prior to the time the Company Shareholder Approval is obtained pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.9 and to first entering into a confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person first made after the date of this Agreement (that did not result from a breach of this Section 6.9) and which the board of directors of the Company concludes in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the board of directors of the Company concludes in good faith (after consultation with its outside legal counsel) that failure to do so would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law.  The Company shall provide Parent with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person.

(d)          The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal or Alternative Transaction.  Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence).  The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or Alternative Transaction or provides nonpublic information or data to any Person in accordance with Section 6.9(c) and keep Parent informed of the status and terms of any such proposals, offers, inquiries, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(e)          Except as provided in Section 6.9(f), none of the Company, the board of directors of the Company, or any committee thereof shall (i) withhold, withdraw or modify in any manner adverse to Parent or propose publicly to withhold, withdraw or modify in any manner adverse to Parent, the Company Board Recommendation or approval, recommendation or declaration of advisability by the Company, the board of directors of the Company or any such committee thereof with respect to this Agreement or the transactions contemplated hereby, (ii) approve or recommend to its shareholders, or resolve to or publicly propose or announce its intention to approve or recommend to its shareholders, an Acquisition Proposal or (iii) fail to publicly, finally and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days after such Acquisition Proposal is made public or any request by Parent to do so (any of the foregoing, a “Change in Company Recommendation”).

(f)          Notwithstanding anything in this Agreement to the contrary, prior to the time the Company Shareholder Approval is obtained, with respect to an Acquisition Proposal, the board of directors of the Company may make a Change in Company Recommendation if and only if (i) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 6.9) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn, (ii) the board of directors of the Company has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the board of directors of the Company has concluded in good faith (after consultation with its outside legal counsel) that failure to do so would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law, (iv) prior to effecting the Change in Company Recommendation, three (3) Business Days shall have elapsed since the Company has given written notice to Parent advising Parent that the Company intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Acquisition Proposal that is the basis of the proposed action (a “Company Notice of Recommendation Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Company Notice of Recommendation Change, except that, in such case, the three (3) Business Day period referred to in this clause (iv) and in clauses (v) and (vi) shall be reduced to two (2) Business Days following the giving of such new Company Notice of Recommendation Change), (v) during such three (3) Business Day period, the Company has considered and engaged in good-faith discussions with Parent regarding any adjustment or modification of the terms of this Agreement proposed by Parent and (vi) the board of directors of the Company, following such three (3) Business Day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to make a Change in Company Recommendation would more likely than not result in a violation of the directors’ fiduciary duties under applicable Law.  For purposes of this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third Person (or group of Persons acting in concert within the meaning of Rule 13d-5 under the Exchange Act) which the board of directors of the Company has in good faith determined (taking into account, among other things, (1) its consultation with its outside legal counsel and its financial advisors and (2) the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent)), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably capable of being consummated on the terms proposed, taking into account all other legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the Person making the proposal; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty-five percent (25%) in the definitions of Alternative Transaction and Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(g)          Nothing contained in this Section 6.9 shall prohibit the Company or its Subsidiaries from taking and disclosing to its shareholders a position contemplated by Rule 14e‑2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.1(g); provided, further, that any such disclosure (other than a “stop, look and listen” statement pending disclosure of its position thereunder, which is followed within ten (10) Business Days by an unqualified public reaffirmation of the Company Board Recommendation) shall be deemed to be a Change in Company Recommendation unless the board of directors of the Company expressly publicly reaffirms without qualification the Company Board Recommendation in connection with such communication.

(h)          The Company agrees that it (i) will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or Alternative Transaction or similar transaction and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or Alternative Transaction, and will enforce the terms thereof and request from such third parties the return or destruction of any confidential information of the Company provided thereunder.  The Company agrees that it will promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 6.9.

(i)          Except as set forth in Section 8.1, nothing in this Section 6.9 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement.  The Company shall not submit to the vote of its shareholders any Acquisition Proposal or Alternative Transaction other than this Agreement and the Merger prior to the termination of this Agreement in accordance with its terms.

6.10          Notification of Certain Matters.  Each of the Company and Parent shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect on the Company or Parent, as applicable, with respect to it or (b) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.11          Governance Matters.

(a)          Effective immediately after the Effective Time, Parent shall appoint two (2) current members of the board of directors of the Company as designated by Parent prior to the Effective Time (each such director, a “Company Director”) to the board of directors of the Surviving Corporation for a term expiring at the next annual meeting of the shareholders of the Surviving Corporation following the Effective Time, and subject to the last sentence of this Section 6.11 each Company Director will be nominated for election at such annual meeting.  No other directors or employees of the Company shall be designated to serve on the board of directors of the Surviving Corporation at the Effective Time.  The appointment of each Company Director to the board of directors of the Surviving Corporation shall be subject to the bylaws of the Surviving Corporation, and each such Company Director must (i) be designated by the Nominating and Corporate Governance Committee of the Surviving Corporation in accordance with such committee’s policies and procedures, (ii) satisfy and comply with the requirements regarding service as a member of the board of directors of the Surviving Corporation provided under applicable Law and the practices and policies of such board that are generally applicable to its members and (iii) be approved by the board of directors of Parent prior to the Effective Time.

(b)          Subject to and in accordance with the bylaws of the Surviving Corporation, effective as of the Effective Time, the officers of Parent in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

(c)          At or promptly following the Effective Time, Parent shall establish a Southeastern Pennsylvania Market regional advisory board and shall consult with the Company regarding the composition of such advisory board.

6.12          Exemption from Liability Under Section 16(b).  The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock in the Merger, and for that compensatory and retention purposes agree to this Section 6.12.  The boards of directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b‑3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Company Common Stock (including any derivative securities with respect to Company Common Stock) by any Company Insiders and (ii) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case, pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.13          Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.14          Takeover Laws and Provisions.  No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15          Shareholder Litigation.  The Company shall give Parent prompt notice of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate in at its own expense the defense or settlement of any such litigation.  In addition, no settlement of any shareholder litigation against the Company shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16          Company Debt.

(a)          Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company’s obligations to the extent required by the terms of any outstanding debt securities, Trust Preferred Securities or related guarantees.  Prior to the Closing Date, the Company and Parent shall cooperate to prepare any instrument required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees pursuant to which Parent shall assume the obligations of the Company with respect to outstanding debt securities, Trust Preferred Securities or related guarantees as of the Closing (“Supplemental Instruments”) and any related certificates and other documents required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees.  On the Closing Date, the Company and Parent, as and to the extent required by the documentation governing such outstanding debt securities, Trust Preferred Securities or related guarantees, shall execute and deliver any such Supplemental Instrument and any related certificates and other documents.

6.17          Restructuring Efforts.  If the Company shall have failed to obtain the Company Shareholder Approval at the duly convened Company Shareholders Meeting, or any adjournment or postponement thereof, the Company shall (i) in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein and/or (ii) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for adoption and approval; provided, however, that in the case of clause (i) only, the Company shall not have any obligation to agree to (A) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration provided for in this Agreement or (B) enter into a restructuring of the transaction that adversely affects the Tax treatment of the Merger with respect to the shareholders of the Company.

6.18          Certain Policies.  Prior to the Effective Time, to the extent permitted by Law, the Company shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that the Company shall not be obligated to take any such action pursuant to this Section 6.18 unless and until (i) Parent irrevocably acknowledges to the Company in writing that all conditions to its obligation to consummate the Merger have been satisfied, (ii) Parent irrevocably waives in writing any and all rights that it may have to terminate this Agreement and (iii) the Company has obtained the Company Shareholder Approval.

ARTICLE VII
CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)          Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b)          Regulatory Approvals.  All Regulatory Approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.

(c)          No Injunctions or Restraints; Illegality.  No order, injunction, decree or judgment issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

(d)          Exchange Listing.  Parent shall have filed with NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.

(e)          Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4, nor shall proceedings for that purpose have been initiated or threatened by the SEC and be continuing.

(f)          Bank Merger.  The parties shall stand ready to consummate the Bank Merger immediately after the Merger.

7.2          Conditions to Obligations of Parent.  The obligation of Parent to effect the Closing is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)          Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than inaccuracies that are de minimis in amount and effect), Section 3.3(a), Section 3.3(b)(i), Section 3.8(a) and Section 3.22 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Company Officer’s Certificate.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Opinion of Tax Counsel.  Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

7.3          Conditions to Obligations of the Company.  The obligation of the Company to effect the Closing is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  (i) Each of the representations and warranties of Parent set forth in the first sentence of Section 4.1(a), Section 4.2 (other than inaccuracies that are de minimis in amount and effect), Section 4.3(a), Section 4.3(b)(i), and Section 4.8 of this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)          Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Parent Officer’s Certificate.  The Company shall have received a certificate from Parent signed by an authorized officer of Parent stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)          Opinion of Tax Counsel.  The Company shall have received an opinion from Stradley Ronon Stevens & Young, LLP, dated as of the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering its opinion, Stradley Ronon Stevens & Young, LLP may require and rely upon representations contained in letters or certificates from each of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the shareholders of the Company:

(a)          by mutual written consent of Company and Parent;

(b)          by either the Company or Parent, if the Closing shall not have occurred on or before the End Date; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)          by either the Company or Parent, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction or order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)          by the Company, if Parent has breached or is in breach of any representation, warranty, covenant or agreement on the part of Parent contained in this Agreement in any respect, which breach, if continuing on the Closing Date, would, individually or together with all such other then-uncured breaches by Parent, constitute grounds for the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to Parent or by its nature or timing cannot be cured within such time period;

(e)          by the Company, at any time during the five-day period commencing with the Determination Date, if both (i) the number obtained by dividing the Determination Date Average Closing Price by the Starting Price (the “Parent Ratio”) shall be less than 0.75, and (ii) (1) the Parent Ratio is less than (2) the number obtained by dividing the Determination Date Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.25 from the Index Ratio (such difference, the “Index Ratio Threshold”).

This Agreement shall terminate on the fifth (5th) Business Day following the date written notice of termination pursuant to this Section 8.1(e) is provided to Parent (the “Section 8.1(e) Termination Date”); provided, however, that the Company’s notice of termination pursuant to this Section 8.1(e) may be withdrawn at any time prior to the Section 8.1(e) Termination Date; provided, further, that during the five (5) business day period commencing with Parent’s receipt of such notice, Parent shall have the option to increase the Exchange Ratio (calculated to the nearest one-thousandth), such that the value of the Merger Consideration that each share of Company Common Stock shall be entitled to receive in the Merger (calculated based on the Determination Date Average Closing Price) equals: an amount equal to the lesser of (1) the product of the Starting Price, 0.75 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(e)) or (2) (x) the product of the Index Ratio Threshold, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(e)) and the Determination Date Average Closing Price, divided by (y) the Parent Ratio. If Parent elects to increase the Exchange Ratio within such five (5) business day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(e) and this Agreement shall remain in effect in accordance with its terms; provided, that any references in this Agreement shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this Section 8.1(e).

For purposes of this Section 8.1(e), (i) “Determination Date” shall mean the later of (A) the date on which the last Regulatory Approval is received (for the avoidance of doubt, without the statutory waiting periods having expired), or (B) the date on which Company Shareholder Approval is obtained; (ii) “Determination Date Average Closing Price” shall mean the average of the per share closing prices of a share of Parent Common Stock on the Nasdaq during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date; (iii) “Starting Price” shall mean the closing price of a share of Parent Common Stock on the Nasdaq on the last trading day immediately preceding the date of the first public announcement of this Agreement; (iv) “Determination Date Index Price” shall mean the average of the closing prices of the S&P 600 Bank Index during the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date, as reported by Bloomberg LP (symbol: S6BANKX); and (v) “Initial Index Price” shall mean the closing price of the S&P 600 Bank Index on the last trading day immediately preceding the date of the first public announcement of this Agreement, as reported by Bloomberg LP (symbol: S6BANKX).

(f)          by Parent, if the Company has breached or is in breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement in any respect, which breach, if continuing on the Closing Date, would, individually or together with all such other then-uncured breaches by the Company, constitute grounds for the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth (30th) Business Day after written notice thereof to the Company or by its nature or timing cannot be cured within such time period; or

(g)          by Parent, (i) if the Company has failed to make the Company Board Recommendation, (ii) upon a Change in Company Recommendation or (iii) if the Company has failed to comply in any material respect with its obligations under Section 6.3(a) and Section 6.9.

8.2          Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (a) Section 6.2(c) (Access to Information), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and Article IX (General Provisions) shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability or damages arising out of any fraud or willful and material breach of any provision of this Agreement.

8.3          Termination Fee.

(a)          In the event that (i) before the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or the board of directors of the Company, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.1(b) (if the Company Shareholder Approval has not theretofore been obtained) or (B) by Parent pursuant to Section 8.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company consummates an Alternative Transaction or enters into an Acquisition Agreement, in each case, whether or not relating to the same Acquisition Proposal as that referenced in clause (i), then the Company shall on the earlier of (x) the date an Alternative Transaction is consummated or (y) the date any such Acquisition Agreement is entered into, as applicable, pay Parent a fee equal to $8,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)          In the event this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall, on the date of termination, pay Parent the Termination Fee by wire transfer of immediately available funds.

(c)          Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company, respectively, would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.3 or any portion thereof, the Company shall pay to Parent its fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if the Company fails to pay the amounts payable pursuant to this Section 8.3, then the Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made plus 300 basis points for the period commencing as of the date that such overdue amount was originally required to be paid.

8.4          Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by Parent and the Company; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law; provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Parent and the Company.

8.5          Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for its benefit contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

9.1          No Survival of Representations and Warranties and Agreements.  None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

9.2          Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.3          Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and delivered personally or sent by facsimile, by e-mail, by nationally recognized overnight courier service or by registered mail and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.3, (ii) the date of transmission, if such notice or communication is delivered via e-mail to the e-mail address specified in this Section 9.3, upon confirmation of receipt, (iii) when received, if delivered personally or sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail.  The address for such notices and communications shall be as follows:

(a)          if to the Company, to:

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, Pennsylvania  19335
Attention:          William J. Hieb
Fax:                   (484) 359-3176
E-Mail:              whieb@DNBFirst.com

with a copy (which shall not constitute notice) to:

Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, Pennsylvania 19103-7018
Attention:          Christopher S. Connell, Esq.
Fax:                   (215) 564-8120
E-Mail:              cconnell@stradley.com

(b)          if to Parent, to:

S&T Bancorp, Inc.
800 Philadelphia Street
Indiana, Pennsylvania  15701-3921
Attention:          Todd D. Brice
Fax:                   (724) 465-1414
E-Mail:             Todd.Brice@stbank.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:          Matthew M. Guest, Esq.
Fax:                   (212) 403-2341
E-Mail:             MGuest@wlrk.com

9.4          Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedules and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedules or the Parent Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedules or the Parent Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedules or the Parent Disclosure Schedules is or is not material for purposes of this Agreement.

9.5          Counterparts.  This Agreement may be executed in counterparts, delivery of which may be made by facsimile or other electronic transmission (including in .pdf format) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6          Entire Agreement.  This Agreement (including the Company Disclosure Schedules and the Parent Disclosure Schedules, the other Schedules and Exhibits and the other documents and the instruments referred to herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.7          Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable Law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.8          Governing Law; Venue; WAIVER OF JURY TRIAL.

(a)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any choice- or conflict-of-law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.  In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania.  Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement.

(b)          EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9          Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.10          Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Indiana, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Company Equity Plans” shall mean the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan, as amended and restated, and the 1995 Stock Option Plan of DNB Financial Corporation, as amended and restated.

“Confidentiality Agreement” shall mean that certain letter agreement, dated as of March 19, 2019, by and between the Company and Parent (as it may be amended from time to time).

“Contract” shall mean any contract, agreement, commitment, arrangement, understanding, franchise, indenture, lease, purchase order or license.

“Controlled Group Liability” shall mean any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under corresponding or similar provisions of foreign Laws.

“Corporate Entity” shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

“End Date” shall mean June 5, 2020.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Knowledge” with respect to the Company, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.10 of the Company Disclosure Schedules and, with respect to Parent, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.10 of the Parent Disclosure Schedules.

“Law” or “Laws” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, binding guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

“Material Adverse Effect” shall mean, with respect to the Company, Parent or the Surviving Corporation, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, properties, assets, liabilities, operations, financial condition or results of operations of such party and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such party to timely consummate the Closing (including the Merger and the Bank Merger) on the terms set forth herein, or to perform its agreements or covenants hereunder; provided, that, in the case of clause (i) only, a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements or principles, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry or interpretations thereof by courts or Governmental Entities, (C) changes after the date of this Agreement in global, national or regional political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets, in each case generally affecting other companies in the financial services industry, (D) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock or Parent Common Stock (as applicable), in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships with customers or employees, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions taken or omitted to be taken with the prior written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

“Parent Share Value” shall mean the average closing price per share, rounded to the nearest cent, of Parent Common Stock on the NASDAQ for the consecutive period of ten (10) trading days immediately preceding (but not including) the Closing Date.

“party” or “parties” shall mean the Company and Parent.

“Person” shall mean any individual, Corporate Entity or Governmental Entity.

“Subordinated Note” shall mean the Subordinated Note, dated as of March 5, 2015, by and between the Company and Jersey Shore State Bank.

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments in each case are in the nature of a tax, and including all penalties and additions to tax and interest thereon.

“Tax Return” shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

9.11          Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original legal and economic intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

9.12          Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign any of its rights under this Agreement to a direct or indirect wholly owned Subsidiary of Parent.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

S&T BANCORP, INC.

By:
	Name:	Todd D. Brice
	Title:	Chief Executive Officer

DNB FINANCIAL CORPORATION

By:
	Name:	William J. Hieb
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of June 5, 2019, is entered into by and between S&T Bancorp., Inc., a Pennsylvania corporation (“Parent”), and the undersigned (the “Shareholder”), a shareholder of DNB Financial Corporation, a Pennsylvania corporation (the “Company”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, between Parent and the Company, the Company will be merged with and into Parent, with Parent as the surviving corporation (the “Merger”);

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock, par value $1.00 per share, of the Company (“Common Stock”) (all such shares, the “Existing Shares”);

WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder, in his or her capacity as a shareholder of the Company, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.
2.
Effectiveness; Termination.  This Agreement shall be effective upon signing.  This Agreement and all obligations of the parties hereunder shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to the terms thereof, (c) the date of any amendment, restatement, modification, supplement or change of any provision of the Merger Agreement in effect as of the date hereof without the prior written consent of the Shareholder that either (i) reduces the amount or changes the form of the Merger Consideration (other than adjustments in accordance with the terms of the Merger Agreement in effect as of the date hereof) or (ii) otherwise materially and adversely affects the Shareholder and (d) the mutual written consent of the parties hereto.  If this Agreement is terminated for any reason, this Agreement shall  become null and void and of no effect; provided that (i) this Section 2 and Sections 10 through 16 hereof shall survive any such termination, and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
Voting Agreement.  From the date hereof until the earlier of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Company’s shareholders, however called, and in connection with any written consent of the Company’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities over which he or she has acquired beneficial or record ownership and the power to vote or direct the voting thereof after the date hereof (including any shares of Common Stock acquired by means of purchase, dividend or distribution or pursuant to any other equity awards or derivative securities (including any Company Restricted Stock Awards) or otherwise) (together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement and in favor of any advisory, non-binding compensation proposal set forth in the Proxy Statement and submitted to the shareholders of the Company in connection with the Merger, (C) against any action or proposal in favor of an Acquisition Proposal or Alternative Transaction, without regard to the terms of such Acquisition Proposal or Alternative Transaction, and (D) against any action, proposal, transaction, agreement or amendment of the Company Articles of Incorporation or Company Bylaws, in each case, which would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger.  For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Shareholder serves in any partner, shareholder, trustee or similar capacity.  To the extent the Shareholder does not control, by himself or herself, the determinations of such shareholder entity, the Shareholder agrees to exercise all voting or other determination rights he or she has in such shareholder entity to carry out the intent and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement.  The Shareholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

4.
Transfer Restrictions Prior to the Merger.  The Shareholder hereby agrees that he or she will not, during the Support Period, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares for tax planning, estate planning or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee, or Transfer Shares at such Shareholder’s death pursuant to Law or such Shareholder’s estate plan (provided, that the transferee agrees in a signed writing to be bound by and comply with the provisions of this Agreement) or (ii) surrender Shares to the Company in connection with the vesting of Company Restricted Stock Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting.  In furtherance of the foregoing, the Shareholder hereby authorizes the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Shares.

5.
Representations of the Shareholder.  The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity), and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to the Shareholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (except for any of the foregoing as would not interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder); (d) the Shareholder beneficially owns and has the power to vote or direct the voting of the Shares; (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws and except for any of the foregoing as would not interfere with Shareholder’s ability to perform Shareholder’s obligations hereunder); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement.  The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.  The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement.  As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

6.
Publicity.  The Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure in connection with the Merger, including in the Form S-4, the Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.  The Shareholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.
Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of the Company, with respect to any employment agreement between the Shareholder and the Company, Parent or their respective affiliates.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

8.
Assignment.  This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

9.
Remedies/Specific Enforcement.  Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate.  The Shareholder further agrees that neither Parent nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law and Enforceability.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any choice- or conflict-of-law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

In addition, each of the parties hereto (a) submits to the personal jurisdiction of the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Common Pleas of Indiana County, Pennsylvania or the United States District Court for the Western District of Pennsylvania.

Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with Section 11.

11.
Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by nationally recognized overnight courier service if to the Shareholder, to the address set forth in Schedule A hereto, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.

12.
Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.
Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.
No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to Shareholder in his or her individual capacity as a shareholder of the Company, and, to the extent the Shareholder serves as a member of the board of directors or officer of the Company or any of its Subsidiaries or as a fiduciary for others, nothing in this Agreement shall be deemed to be an agreement of, or is intended to or shall limit,  affect or restrict any actions taken, or failures to act, by the Shareholder in Shareholder’s capacity as a director or officer of the Company or any of its Subsidiaries or (subject to Section 3) as a fiduciary for others, including in exercising rights under the Merger Agreement, and no such actions or  failures to act shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Shareholder from discharging Shareholder’s duties as a director or officer of the Company or any of its Subsidiaries or (subject to Section 3) as a fiduciary for others.

16.
Counterparts.  The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature.  All the counterparts will be construed together and will constitute one Agreement.

[Signature Pages Follow]

SIGNED as of the date first set forth above:

S&T BANCORP, INC. By:___________________________________________

[Additional Signatures on Next Page]

[Signature Page to Voting Agreement]

SHAREHOLDER:
By: ____________________________________

[Signature Page to Voting Agreement]

Schedule A

Shareholder Information

Name and Address for Notices
c/o DNB Financial Corporation 4 Brandywine Avenue, Downingtown, PA 19335